Exhibit 99.1

Resources Connection, Inc. Reports Fourth Quarter and Year-End Results for Fiscal 2015

  Company reports revenues of $148.8 million for fourth quarter, $590.6 million for fiscal year
  Earnings per share increases to $0.21 in fourth quarter, $0.72 for fiscal year
  Adjusted EBITDA* for fiscal year improves 21.7% to $60.6 million (10.3% of revenue)
  Adjusted EBITDA* for fourth quarter improves 2.4% to $16.8 million (11.3% of revenue)
  Company returns $8.9 million in capital to shareholders in fourth quarter and $38.0 million in fiscal 2015

*Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization and stock-based compensation

IRVINE, Calif.--(BUSINESS WIRE)--July 16, 2015--Resources Connection, Inc. (NASDAQ: RECN) today announced financial results for its fiscal fourth quarter and year ended May 30, 2015. Resources Connection, Inc. (the “Company”) is a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals (“RGP”) – consulting services in the areas of accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory.

Revenue for the fourth quarter of fiscal 2015 increased 1.3% to $148.8 million compared to the prior year’s adjusted fourth quarter of $147.0 million. Since fiscal 2014 contained 53 weeks of operations, results for the fourth quarter of fiscal 2014 (a 14-week quarter) of $156.8 million include an extra week of revenue of approximately $9.8 million as compared to the fourth quarter of fiscal 2015 (a 13-week quarter). On a sequential basis, fourth quarter revenue was up 1.4% compared to $146.8 million in the third quarter of fiscal 2015.

Adjusting for the impact of currency fluctuations, fiscal 2015’s fourth quarter revenue would have been $153.4 million, up 4.4% quarter-over-quarter on a comparable 13-week basis, and revenue for the year would have been $599.4 million, up 7.6% on a comparable 52-week basis.

Revenue in the U.S. increased 3.4% on an adjusted quarter-over-quarter basis and was down 0.6% sequentially. International revenue decreased 7.2% on an adjusted quarter-over-quarter basis but improved 10.6% sequentially. Adjusting for the impact of currency fluctuations, the increase in international revenue adjusted quarter-over-quarter was 7.9% and the sequential increase was 14.5%.

The Company’s fourth quarter of fiscal 2015 net income improved 17.4% to $8.1 million, or $0.21 per diluted share, compared to the prior year’s fourth quarter of $6.9 million, or $0.18 per diluted share (which included severance and related charges for European personnel reductions totaling $2.0 million or $0.05 per diluted share).

“I am pleased with our results for fiscal 2015 which show good improvement in revenues, gross margin and adjusted EBITDA,” said Tony Cherbak, president and chief executive officer of RGP. “While we experienced some softness in weekly revenues in the latter part of the fourth quarter, the early weeks of the first quarter of fiscal 2016 have improved, approaching levels experienced early in the fourth quarter.”

Gross margin was 38.9% in the fourth quarter of both fiscal 2015 and 2014. Sequentially, gross margin improved 160 basis points from 37.3%, primarily due to the decrease in employer payroll taxes as the calendar year progresses and one fewer compensated holiday in the U.S. in the fourth quarter compared to the third quarter of fiscal 2015.

Selling, general and administrative expenses for the fourth quarter of fiscal 2015 were $42.5 million (28.5% of revenue) compared to the prior year fourth quarter amount of $46.2 million (29.5% of revenue) and $43.5 million in the preceding quarter (29.6% of revenue). The quarter-over-quarter decrease is primarily attributable to $1.7 million related to European severance charges and the extra week of activity in the fourth quarter of fiscal 2014; sequentially, the decrease is primarily due to lower payroll taxes as the calendar year progresses and lower marketing expenses.

Cash provided by operations and Adjusted EBITDA were $28.9 million and $16.8 million (11.3% of revenue), respectively, for the fourth quarter of fiscal 2015 compared to cash provided by operations and Adjusted EBITDA of $18.4 million and $16.4 million (10.5% of revenue), respectively, for the fourth quarter of fiscal 2014.

“I am encouraged by the progress we have made in our international operations,” said Don Murray, chairman of the board of RGP. “Asia Pacific revenue grew almost 15% during our fourth quarter and Europe’s weekly revenues during the first few weeks of our new fiscal year are showing signs of stability.”

The Company’s revenue for the year ended May 30, 2015 improved 6.0% to $590.6 million compared to a 52-week adjusted amount of $557.4 million for the year ended May 31, 2014 ($567.2 million on a 53-week basis). The Company’s net income for the year ended May 30, 2015 was $27.5 million or $0.72 per diluted share while net income for the year ended May 31, 2014 was $19.9 million, or $0.51 per diluted share.

Cash provided by operations and Adjusted EBITDA were $31.8 million and $60.6 million (10.3% of revenue), respectively, for fiscal 2015 compared to cash provided by operations and Adjusted EBITDA of $32.0 million and $49.8 million (8.8% of revenue), respectively, for fiscal 2014.

In the fourth quarter of fiscal 2015, the Company repurchased 364,000 shares of common stock for $5.9 million and paid a quarterly dividend totaling $3.0 million ($0.08 per diluted share) to shareholders.

During fiscal 2015, the Company repurchased 1.7 million shares (approximately 4.4% of the outstanding shares at the beginning of fiscal 2015) for $26.3 million. In addition, the Company paid quarterly dividends totaling $11.7 million to shareholders during the fiscal year. In total, the Company returned $38.0 million in cash to shareholders during fiscal 2015. As of May 30, 2015, the Company’s cash, cash equivalents and short-term investments were $112.2 million compared to $114.3 million at fiscal year-end May 31, 2014.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,300 professionals, annually serving over 1,700 clients around the world from 68 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com.

RGP will hold a conference call for interested analysts and investors at 5:00 p.m., ET today, July 16, 2015. This conference call will be available for listening via a webcast on the Company’s website: http://rgp.com. An audio replay of the conference call will be available through July 23, 2015 at 855-859-2056. The conference ID number for the replay is 61058502. The call will also be archived on the RGP website for 30 days.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include (i) the Company’s improved weekly revenues in the early part of the first quarter of fiscal 2016 and (ii) Europe’s weekly revenues during the first few weeks of fiscal 2016 showing signs of stability. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Quarterly Report on Form 10-Q and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Years Ended
	May 30,	May 31,	May 30,	May 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenue	$148,814	$156,783	$590,589	$567,181
Direct costs of services	90,953	95,841	362,227	351,359
Gross margin	57,861	60,942	228,362	215,822
Selling, general and administrative expenses (1)	42,464	46,194	173,797	172,531
Operating income before amortization and depreciation (1)	15,397	14,748	54,565	43,291
Amortization of intangible assets	30	426	918	1,688
Depreciation expense	847	881	3,389	3,628
Operating income (1)	14,520	13,441	50,258	37,975
Interest income	(34)	(45)	(148)	(168)
Income before provision for income taxes (1)	14,554	13,486	50,406	38,143
Provision for income taxes (2)	6,446	6,627	22,898	18,257
Net income (1), (2)	$8,108	$6,859	$27,508	$19,886
Net income per common share:
Basic (1), (2)	$0.22	$0.18	$0.73	$0.51
Diluted (1), (2)	$0.21	$0.18	$0.72	$0.51
Weighted average common shares outstanding:
Basic	37,486	38,580	37,825	39,216
Diluted	38,092	38,720	38,248	39,307
Cash dividends declared per common share	$0.08	$0.07	$0.32	$0.28

EXPLANATORY NOTES

(1)	Selling, general and administrative expenses include non-cash compensation expense for employee stock option grants and employee stock purchases of $1.4 million and $1.6 million for the three months ended May 30, 2015 and May 31, 2014, respectively, and $6.0 million and $6.5 million for the years ended May 30, 2015 and May 31, 2014, respectively.

(2)	The Company's effective tax rate was approximately 44% and approximately 49% for the three months ended May 30, 2015 and May 31, 2014, respectively, and approximately 45% and approximately 48% for the years ended May 30, 2015 and May 31, 2014, respectively. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan have caused volatility in the Company's effective tax rate. In addition, the effective tax rate during the year ended May 31, 2014 benefited from the reversal of $690,000 of uncertain international tax position accruals for which the statute of limitations has expired.

RESOURCES CONNECTION, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in thousands, except Adjusted EBITDA Margin)

	Three Months Ended		Years Ended
	May 30,	May 31,	May 30,	May 31,
	2015	2014	2015	2014

	(Unaudited)		(Unaudited)

Net income	$8,108	$6,859	$27,508	$19,886
Adjustments:
Amortization of intangible assets	30	426	918	1,688
Depreciation expense	847	881	3,389	3,628
Interest income	(34)	(45)	(148)	(168)
Provision for income taxes	6,446	6,627	22,898	18,257
EBITDA	15,397	14,748	54,565	43,291
Stock-based compensation expense	1,362	1,640	5,989	6,519
Adjusted EBITDA	$16,759	$16,388	$60,554	$49,810
Revenue	$148,814	$156,783	$590,589	$567,181
Adjusted EBITDA Margin	11.3%	10.5%	10.3%	8.8%

EXPLANATORY NOTE

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest income and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the core performance of our Company. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute to, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
ADJUSTED REVENUE COMPARISON
(Amounts in thousands)
(Unaudited)

Three Months Ended
			% Incr. (Decr.)		% Incr. (Decr.)
May 30, 2015	May 31, 2014	May 31, 2014	May 30, 2015 vs	% Incr. (Decr.)	May 30, 2015 vs	% Incr. (Decr.)
13 week basis	14 week basis	13 week basis	May 31, 2014	Constant	May 31, 2014	Constant Currency
GAAP	GAAP		GAAP	Currency	13 week adjusted	13 week adjusted

$148,814	$156,783	$146,947	(5.1%)	(2.2%)	1.3%	4.4%

Year Ended
			% Incr. (Decr.)		% Incr. (Decr.)
May 30, 2015	May 31, 2014	May 31, 2014	May 30, 2015 vs	% Incr. (Decr.)	May 30, 2015 vs	% Incr. (Decr.)
52 week basis	53 week basis	52 week basis	May 31, 2014	Constant	May 31, 2014	Constant Currency
GAAP	GAAP		GAAP	Currency	52 week adjusted	52 week adjusted

$590,589	$567,181	$557,345	4.1%	5.7%	6.0%	7.6%

EXPLANATORY NOTE

The Company’s fiscal year and quarterly periods ended May 31, 2014 consisted of 53 weeks and 14 weeks, respectively, while the fiscal year and quarterly period ended May 30, 2015 consisted of 52 weeks and 13 weeks, respectively. In order to provide a better basis for comparison, this table shows revenue data on an as reported basis (GAAP) and an adjusted basis to exclude the 53rd and 14th week in the fiscal year and quarterly periods ended May 31, 2014, respectively, and provides information regarding the impact of currency fluctuations during the same periods. The Company estimates that revenue during the 53rd week (14th week of the quarter ended May 31, 2014) was approximately $9.8 million.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount)

	May 30,	May 31,
	2015	2014

	(Unaudited)

Cash, cash equivalents and short-term investments	$112,238	$114,277
Accounts receivable, less allowances	$96,574	$90,334
Total assets	$416,981	$420,078
Current liabilities	$68,946	$67,175
Total stockholders’ equity	$340,452	$345,761
Consultant headcount, end of period	2,516	2,401
Shares outstanding, end of period	37,272	38,158

	Years Ended
	May 30,	May 31,
	2015	2014

	(Unaudited)

Cash flow from operating activities	$31,751	$32,018
Cash flow from investing activities	$6,634	$(12,715)
Cash flow from financing activities	$(28,864)	$(32,910)

CONTACT:
Resources Connection, Inc.
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com
or
Analyst Contact:
Nate Franke, Chief Financial Officer
(US+) 1-714-430-6500
nate.franke@rgp.com